CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ECHELON ACQUISITION CORP.

ECHELON ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of ECHELON ACQUISITION CORP. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:

FIRST:   The name of the corporation is Asia Biotechnology Group Inc.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the said Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendment. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ECHELON ACQUISITION CORP. has caused this certificate to be signed by its Authorized Officer this 19th day of July, 2006.

SIGNATURES
/s/ Xueliang Qiu
Xueliang Qiu
President and CEO